FOR IMMEDIATE RELEASE: March 19, 2014	CONTACT:
James A. Stewart
919.321.8827
jastewart@ccim.net

James Sansom Named Interim M&F Bank President, Saunders Steps Down

Kim Saunders to remain as President and CEO of the parent company

March 19, 2014 (Durham, NC)-– M&F Bancorp, Inc., announced that Kim D. Saunders has resigned as the President and CEO of M&F Bank effective as of the close of business on March 18, 2014. Saunders will continue to serve as President and CEO of M&F Bancorp, Inc. for the immediate future. She will provide leadership and guidance toward helping the Board achieve key long-term strategic goals for the Company, which includes developing its capital-raising potential, sustaining its community, regulatory and governmental relationships and exploring expansion of its CDFI capabilities. She also will assist in ensuring a smooth transition process for her ultimate successor. As designated in the Bank’s Succession Plan, Mr. James E. Sansom will serve as Interim President until a search committee can identify a new Chief Executive.

“We appreciate and thank Kim for her leadership through some of the most difficult and complicated situations that this institution has faced,” said Board Chair James A. Stewart. “She’s been instrumental in sustaining our profitability through the recent recessionary period, and guiding us through our first acquisition and non-organic capital infusion in the last several decades. Although she will be stepping down from control of day-to-day operations, Ms. Saunders will continue to support us in very important ways during this transition. We believe that the Bank is poised to step onto a much bigger platform, and to operate more aggressively and competitively than before.”

“Serving as M&F Bank’s President and CEO has been extremely rewarding for me. I look forward to focusing my efforts on key initiatives that will position the Company for its future,” said Saunders.

Speaking on behalf of the Board and management team, Stewart expressed confidence that the Bank will meet its current objectives and that current projects will be completed according to plan. “This institution has operated in a stable and profitable manner for more than 106 years, surviving and thriving regardless of the circumstances. Our shareholders and customers know we will carefully manage this transition and continue to move forward, as we have always done.”

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M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, NC, has assets of approximately $300 million as of December 31, 2013; Mechanics and Farmers Bank (M&F Bank) is its wholly owned subsidiary. M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. M&F Bank is one of a few NC banks designated by the United States Treasury as a Community Development Financial Institution (CDFI). M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information, contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.